Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 21% INCREASE IN THIRD QUARTER EARNINGS

IRVINE, CALIFORNIA, April 21, 2004 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.8 million for the third quarter ended March 31, 2004, a 21% increase from net earnings of $2.3 million for the third quarter of fiscal 2003. Diluted earnings per share for the third quarter increased 19% to $0.25 per share, compared to $0.21 per share for the third quarter of the prior year, reflecting the impact of a slightly greater number of fully diluted shares. For the nine months ended March 31, 2004, net earnings decreased 8% to $7.5 million, compared to $8.2 million for the first nine months of fiscal 2003. Diluted earnings per share were $0.67 for the first nine months of fiscal 2004, down 8% from $0.73 per share reported for the same period of fiscal 2003.

For the third quarter ended March 31, 2004, gross profit of $9.5 million increased 14% from $8.4 million reported for the third quarter of the prior year. This reflected a $240,000 decrease in net direct finance and interest income, which was offset by a $1.4 million increase in other income. The increase in other income is primarily due to a significant increase in the gain on sales of leased property, benefiting in part from a larger investment in leases reaching their end of term during the quarter. The 5% decrease in net direct finance and interest income to $4.9 million, compared to $5.1 million for the third quarter of fiscal 2003, reflects lower direct finance income resulting from lower yields earned on the investment in capital leases, despite an increase in average balances. The provision for lease losses was down, as the overall level of reserves required against problem leases did not increase during the period.

For the first nine months of fiscal 2004, gross profit of $26.7 million increased 2% from $26.2 million reported for the same period of the prior year. The change reflected a $1.4 million increase in other income, which was offset by a $819,000 decrease in net direct finance and interest income. The increase in other income again resulted primarily from a large increase in gain on sales of leased property, offset by decreased income from sales type leases. The decrease in net direct finance and interest income to $14.1 million, from $14.9 million for the prior year period, reflected lower total direct finance and interest income, offset somewhat by a lower provision for lease losses. The decrease in total direct finance and interest income reflected a significant decrease in interest and investment income earned on liquid investments, along with lower direct finance income resulting from lower yields earned.

During the third quarter, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses increased by 8% to $5.0 million, compared to $4.6 million during the third quarter of fiscal 2003. For the first nine months, S,G&A expenses were up 13% to $14.5 million, compared to $12.8 million reported for the first nine months of the prior year. The increase in S,G&A expenses for both periods is due to higher costs related to the development of the organization and expanded marketing programs.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "CalFirst Bancorp's results for the third quarter of fiscal 2004 show the benefit of improved performance from our investment in capital leases, while at the same time we continued to focus on developing new business. During the third quarter and first nine months of fiscal 2004, the volume of new leases originated increased by 50% when compared to last year. New leases booked during the third quarter also jumped considerably, and consequently, our investment in capital leases increased to $154.7 million, while transactions in process were still up by 37%. Growth in other income contributed strongly to improved profit comparisons, due mostly to higher income from sales of leased property, and in part to a portfolio of leases reaching the end of term during fiscal 2004 comparable in magnitude to the prior year. During the third quarter ended March 31, 2004, CalFirst Bank recorded a meaningful profit, and is profitable on a year to date basis as well."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives.

California First National Bank ("CalFirst Bank") is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2003 Annual Report on Form 10-K and the 2004 quarterly reports on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003

Direct finance income	$ 4,816	$ 5,105	$ 14,122	$ 14,629
Interest income on investments	$ 223	$ 190	$ 435	$ 807
Total direct finance and interest income	$ 5,039	$ 5,295	$ 14,557	$ 15,436

Interest expense on deposits	$ 118	$ 55	$ 298	$ 184
Provision for credit losses	$ 41	$ 120	$ 164	$ 338
Net direct finance and interest income after provision for credit losses	$ 4,880	$ 5,120	$ 14,095	$ 14,914
Other income
Operating and sales-type lease income	$ 1,757	$ 1,879	$ 4,201	$ 4,975
Gain on sale of leases and leased property	$ 2,486	$ 1,176	$ 7,636	$ 5,816
Other income	$ 409	$ 183	$ 774	$ 468
Total other income	$ 4,652	$ 3,238	$ 12,611	$ 11,259

Gross Profit	$ 9,532	$ 8,358	$ 26,706	$ 26,173

Selling, general and administrative expenses	$ 5,028	$ 4,639	$ 14,474	$ 12,805

Earnings before income taxes	$ 4,504	$ 3,719	$ 12,232	$ 13,368

Income taxes	$ 1,734	$ 1,432	$ 4,709	$ 5,147

Net earnings	$ 2,770	$ 2,287	$ 7,523	$ 8,221

Basic earnings per share	$ 0.25	$ 0.21	$ 0.69	$ 0.74
Diluted earnings per share	$ 0.25	$ 0.21	$ 0.67	$ 0.73

Weighted average common shares outstanding	10,998	10,993	10,956	11,070
Diluted number of common shares outstanding	11,248	11,138	11,155	11,291

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2004	June 30, 2003
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 62,485	$ 67,340
Securities held to maturity	1,783	553
Net receivables	3,564	1,964
Property for transactions in process	27,731	20,287
Net investment in capital leases	154,681	146,396
Other assets	2,470	2,095
Discounted lease rentals assigned to lenders	21,126	40,056
	$273,840	$278,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,264	$ 1,598
Income taxes payable, including deferred taxes	18,147	22,385
Deposits	21,551	7,594
Other liabilities	9,227	9,781
Non-recourse debt	21,126	40,056
Total liabilities	71,315	81,414
Stockholders' Equity	202,525	197,277
	$273,840	$278,691